Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Dover Downs Gaming and Entertainment, Inc.

We consent to the use of our report dated March 1, 2018, except with respect to our opinion on the consolidated financial statements as it relates to the adoption of Accounting Standards Update No. 2014-09, Revenue from Contracts With Customers, and Accounting Standards Update No. 2017-07, Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost (Topic 715), as discussed in Note 3 to the consolidated financial statements, which is as of November 5, 2018, with respect to the consolidated balance sheets of Dover Downs Gaming and Entertainment, Inc. (the Company) as of December 31, 2017 and 2016, and the related consolidated statements of (loss) earnings and comprehensive (loss) income and cash flows for the years then ended, and the related notes (collectively, the “consolidated financial statements”), included herein, and to the reference to our firm under the heading “Experts” in the prospectus.

Our report dated March 1, 2018 contains an explanatory paragraph that states that the Company’s credit facility expires on September 30, 2018 and at present no agreement has been reached to refinance the debt, which raises substantial doubt about the Company’s ability to continue as a going concern. Management’s plan in regard to this matter is also described in Note 2 to the consolidated financial statements. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Our report refers to the adoption of Accounting Standards Update No. 2014-09, Revenue from Contracts With Customers, as of January 1, 2018, using the full retrospective method, and Accounting Standards Update No. 2017-07, Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost (Topic 715), as of January 1, 2018, which requires retrospective adoption.

/s/ KPMG LLP

Philadelphia, Pennsylvania

January 25, 2019